UTZ BRANDS TO ACQUIRE ON THE BORDER® TORTILLA CHIPS

EXPANDS POSITION IN ATTRACTIVE TORTILLA CHIP SUB-CATEGORY

Hanover, PA – November 12, 2020 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded salty snacks, announced that its subsidiaries Utz Quality Foods, LLC (“UQF”) and Heron Holding Corporation have entered into a definitive agreement to acquire Truco Enterprises (“Truco”), a leading seller of tortilla chips, salsa and queso under the ON THE BORDER® (“OTB”) brand, from Insignia Capital Group for a total purchase price of $480 million, subject to a customary post-closing purchase price adjustment. The acquisition includes all rights to the ON THE BORDER® trademarks for use in the manufacture, sale, and distribution of snack food products in the United States and certain other international markets. The transaction represents an acquisition multiple of approximately 9.2x estimated fiscal 202 Truco Adjusted EBITDA of $50 million excluding estimated synergies, and 8.4x estimated fiscal 2020 Truco Adjusted EBITDA including run-rate cost synergies of at least $5 million, in each case including approximately $20 million in net present value from expected tax assets resulting from the transaction. Utz expects the transaction to be accretive to earnings in 2021 and beyond. The transaction is expected to close in December 2020 and is subject to customary closing conditions including the receipt of regulatory approvals.

The ON THE BORDER® brand provides Utz a growing Power Brand with significant scale in the attractive $6.2 billion retail sales tortilla chip sub-category, the #2 sub-category in salty snacks behind potato chips, as well as a meaningful presence in salsa, queso, and dips, and a strong innovation pipeline. The transaction also strengthens Utz’s national geographic footprint, with the majority of OTB’s sales in Expansion and Emerging geographies, and enhances the Company’s presence in the Mass and Club retail channels where OTB has a strong position. Utz plans to use its robust sales, manufacturing, and distribution platform to expand ON THE BORDER® tortilla chips, salsa, and queso further into channels where OTB is under-penetrated, including Grocery and Convenience, and to increase marketing and innovation investments behind the brand.

“This strategic acquisition will make Utz a significant competitor in the tortilla chip subcategory, where OTB holds the #3 position, and also provides us with a meaningful position in salsa, queso, and dips,” said Dylan Lissette, CEO of Utz. “In combination with our small but growing premium Tortiyahs!® brand, the integration of the ON THE BORDER® brand will continue to improve Utz’s scale and product diversification, which are important success factors in salty snacks. This acquisition strengthens our competitive position, as well as our financial profile. We are confident this transaction will drive long-term value creation for our stockholders and help position us for continued long-term growth.”

“The Truco team is thrilled to be joining the Utz family of brands, and we are thankful to our partners at Insignia Capital for all of their support”, said Shane Chambers, CEO of Truco Enterprises. “ON THE BORDER® is now one of the fastest growing tortilla chip brands, and the fastest growing dip brand in the category. Utz will be able to leverage its world class Direct Store Delivery network to help expand our brand into new markets. As a result, more consumers across the U.S will have access to our delicious, high quality tortilla chips and dips. I’m looking forward to working with Dylan and the rest of the Utz senior management team to continue our excellent growth trajectory.”

Strategic Rationale

The combination of Utz’s existing portfolio of Power Brands, including Utz®, Zapp’s®, Golden Flake® Pork Skins, Good Health®, Boulder Canyon®, Hawaiian® Brand, and Tortiyahs! ®, with the ON THE BORDER® brand of tortilla chips, salsa, queso, and dips, will uniquely position Utz as a leading player in the $28 billion U.S. Salty Snack category. ON THE BORDER® is currently the #3 brand in the $6.2 billion retail sales tortilla chip sub-category, the second largest sub-category of salty snacks. Tortilla chip retail sales grew 10% in the 52 weeks ending 10/4/20.1 Further, ON THE BORDER® is a significant player in the growing $1.5 billion retail sales salsa sub-category, and is the #3 brand in the $107 million retail sales queso sub-category. Following the transaction, Utz would have approximately $1.3 billion in total retail sales. The acquisition increases Utz’s presence with leading customers in the Mass and Club channels, and expands Utz’s geographic presence, providing approximately $190 million of retail sales in Utz’s Expansion and Emerging geographies. Along with these topline benefits, Utz expects run-rate cost synergies of at least $5 million.

Compelling Financial Benefits

Utz expects Truco Enterprises to generate approximately $195 million in Net Sales in fiscal 2020, an increase of approximately 32% compared to the prior year, and approximately $50 million of Truco Adjusted EBITDA in fiscal 2020, excluding expected run-rate cost synergies. Truco Enterprises’ business has benefited from the COVID-19 pandemic, which has helped drive strong performance in the company’s Mass, Club, and Grocery channels. The combined company’s fiscal 2020 Adjusted EBITDA margin, including the pre-acquisition Truco Adjusted EBITDA margin and the expected run-rate cost synergies, is expected to increase to approximately 16% from approximately 14% for Utz stand-alone, based on the Company’s latest guidance. The transaction is expected to be accretive to earnings in 2021 and beyond. Further, due to Truco Enterprises’ asset-light nature through the use of co-manufacturers, Truco Enterprises’ free cash flow contribution to Utz is meaningful, as capital expenditures are nominal and working capital averages approximately 6% of net sales. Utz expects to receive a tax basis step up from the acquisition of intellectual property associated with the trademark with an estimated net present value of approximately $20 million.

Transaction Details

Under the terms of the transaction agreement, Truco will become a wholly owned indirect subsidiary of Utz. The Company has debt financing commitments for the full transaction amount from BofA Securities and Goldman Sachs. Assuming Utz fully draws this commitment, net leverage immediately following the transaction would be approximately 4.8x on 2020E Combined Utz and Truco Adjusted EBITDA including expected cost synergies, and we would expect to return to our stated target net leverage range of 3-4x within 12-18 months after closing, consistent with the financial policy outlined in our SPAC business combination investor presentation.

Conference Call and Webcast Information

The Company will host a conference call to discuss this announcement today at 8:30 a.m. Eastern Time. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com/ to access the live listen-only webcast and presentation. Investors can also dial in over the phone by calling (833) 670-0764 from the U.S. and (343) 761-2595 internationally. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.
A replay will be archived online, and is also available telephonically approximately two hours after the call concludes through Thursday, November 26, 2020, by dialing (800) 585-8367 from the U.S., or (416) 621-4642 from international locations, and entering confirmation code 8419588.

1 Source: IRI data for MULO + C as of 10/4/20.

Advisors

Goldman Sachs is acting as lead financial advisor, BofA Securities is acting as financial advisor, and Cozen O’Connor is serving as legal counsel to Utz Brands, Inc. Harris Williams & Co. is acting as lead financial advisor and Kirkland & Ellis LLP is acting as legal counsel to Truco Enterprises.

About Utz Brands, Inc.

Utz manufactures a diverse portfolio of savory snacks under popular brands including Utz®, Zapp’s®, Golden Flake®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and Tortiyahs! ® among others.

After nearly a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally and internationally through grocery, mass merchant, club, convenience, drug and other channels.  Based in Hanover, Pennsylvania, Utz operates fourteen facilities located in Pennsylvania, Alabama, Arizona, Illinois, Indiana, Louisiana, Washington, and Massachusetts. For more information, please visit www.utzsnacks.com or call 1‐800‐FOR‐SNAX.

About Truco Enterprises

Truco is a leading developer and marketer of tortilla chips, salsa, and queso under the ON THE BORDER® brand. The Company’s products are sold nationally through grocery retailers, club stores, and mass merchandisers. Truco Enterprises is the exclusive licensee of the ON THE BORDER® brand for food products sold through retail. For more information, please visit www.ontheborderchips.com. Truco Enterprises is a portfolio company of Insignia Capital Group.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted EBITDA” is defined as EBITDA further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, and asset impairments; acquisition and integration costs; business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this presentation and financial information contained in the presentation in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also provide in this presentation, Adjusted EBITDA as a percentage of Net Sales, as an additional measure for readers to evaluate our Adjusted EBITDA margins on Net Sales. “Truco Adjusted EBITDA” is defined as Adjusted EBITDA further adjusted to exclude certain royalty fee costs which will not be incurred following the acquisition of Truco Enterprises. We use Truco Adjusted EBITDA to evaluate the estimated contribution of Truco Enterprises to our Adjusted EBITDA upon transaction close. We believe Truco Adjusted EBITDA is useful to the users of this release and financial information contained in the release to evaluate the estimated contribution of the Truco Enterprises acquisition to our Adjusted EBITDA and compare to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. “EBITDA” is defined as Net Income before Interest, Income Taxes, and Depreciation and Amortization. “Combined Utz and Truco Net Sales” is defined as the combined estimated fiscal 2020 Net Sales of Utz and Truco. “Combined Utz and Truco Adjusted EBITDA” is defined as Adjusted EBITDA plus Truco Adjusted EBITDA estimated for fiscal 2020. “Combined Adjusted EBITDA Margin” is defined as Combined Utz and Truco Adjusted EBITDA as a percentage of Combined Utz and Truco Net Sales in fiscal 2020.

A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Utz believes that the non-GAAP financial measures are meaningful to investors because they increase transparency and assist investors to understand and analyze our ongoing operational performance. The financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate Utz’s operations and, when considered with both the GAAP results, provide a more complete understanding of Utz’s business than could be obtained absent this disclosure. These non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. Utz’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Utz’s management believes that the non-GAAP measures are important to having an understanding of Utz’s overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. As new events or circumstances arise, these definitions could change.

Utz does not provide a reconciliation of Utz’s forward-looking Adjusted EBITDA, Adjusted EBITDA margins, Truco Adjusted EBITDA, Truco Adjusted EBITDA Margin or other such forward looking metrics to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for acquisition-related expenses, gains and losses and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release include, without limitation, statements related to the planned acquisition of Truco Enterprises and the timing and financing thereof; the expected impact of the planned acquisition, including without limitation, the expected impact on Utz’s overall market position, the projected Adjusted EBITDA and Adjusted EBITDA margins, Truco Adjusted EBITDA, and Truco Adjusted EBITDA margins included in the release, the projected Truco fiscal 2020 Net Sales included in the release, the predictions related to earnings included in the release, the projected retail sales included in the release, stated target net leverage and net leverage ranges included in the release and cash flow metrics included in the release; and the expected tax benefits of the acquisition. Utz’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Utz’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Utz’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: whether and when the required regulatory approvals will be obtained for this acquisition, whether and when the other closing conditions will be satisfied and whether and when the acquisition will close, whether and when Utz will be able to realize the expected financial results and accretive effect of the acquisition, and how customers, competitors, suppliers and employees will react to the acquisition; the risk that the recently completed Business Combination with Collier Creek Holdings disrupts plans and operations; the ability to recognize the anticipated benefits of such Business Combination, which may be affected by, among other things, competition and the ability of Utz to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against Utz following the consummation of such Business Combination; changes in applicable law or regulations; costs related to the Business Combination; the inability of Utz to maintain the listing of Utz’s Class A Common Stock and public warrants on the New York Stock Exchange; the inability of Utz to develop and maintain effective internal controls; the risk that Utz’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond Utz’s control; changes in demand for Utz’s products affected by changes in consumer preferences and tastes or if Utz is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in Utz’s products, which may be affected by Utz’s competitors’ actions that result in Utz’s products not suitably differentiated from the products of competitors; fluctuations in results of operations of Utz from quarter to quarter because of changes in promotional activities; the possibility that Utz may be adversely affected by other economic, business or competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in Utz’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 5, 2020. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Utz considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Utz cautions that the foregoing list of factors is not exclusive. Utz cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Utz does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

Media Contacts
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Investor Contact
Chris Mandeville and Anna Kate Heller
ICR
utz@icrinc.com
203-682-8304